EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

707 CAYMAN HOLDINGS LIMITED

Name	Jurisdiction

Beta Alpha Holdings Limited	British Virgin Islands
707 International Limited	Hong Kong